Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 12, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of A. C. Moore Arts & Crafts, Inc., which appear in A.C. Moore Arts & Crafts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, PA
June 8, 2007